Exhibit 23.2

February 26, 2016

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. Shih-Jye Cheng

Dear Sirs,

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2015 with respect to the consolidated financial statements of ChipMOS TECHNOLOGIES (Bermuda) LTD. and subsidiaries as of December 31, 2013 and 2014 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “EXPERTS” in the proxy statement/prospectus.

Yours faithfully,

/s/ Moore Stephens CPA Limited

Moore Stephens CPA Limited

Hong Kong